Exhibit 8.1

www.pbwt.com

June [  ], 2026

WISeKey International Holding AG
58 avenue Louis-Casai
1216 Cointrin, Switzerland

Re:	U.S. Tax Opinion

PBWT Draft

Dear Ladies and Gentlemen:

We have acted as U.S. counsel to WISeKey International Holding AG, a Swiss stock corporation (“WISeKey CH”), in connection with the preparation, and filing with the Securities and Exchange Commission (the “Commission”) on [ , 2026], of a Registration Statement on Form F-4  in connection with WISeKey CH’s proposal to change its jurisdiction of incorporation from Switzerland to the British Virgin Islands (such Registration Statement as so filed with the Commission on [●], 2026, the “Registration Statement”). As set forth in the Registration Statement, WISeKey CH proposes to redomicile to the British Virgin Islands by merging with and into a wholly owned subsidiary, WISeKey International Corp., a BVI business company limited by shares (“WISeKey BVI”), with WISeKey BVI as the surviving entity (the “Merger”). This opinion is being delivered in connection with the Registration Statement.

In rendering this opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or verification thereof) the truth and accuracy of the factual statements, descriptions, representations, warranties and assumptions   contained in (i) the Registration Statement, (ii) the Officer’s Certificate dated as of the date hereof (the “Officer’s Certificate”) delivered to us by the Chief Financial Officer of WISeKey CH confirming certain factual matters relating to the Merger, (iii) WISeKey CH’s 2025 Annual Report on Form 20-F as filed with the Commission on April 30, 2026, (iv) the Merger Agreement by and between WISeKey CH and WISeKey BVI, dated [●], 2026 and filed as an exhibit to the Registration Statement (such agreement as so filed, the “Merger Agreement”), and (v) such other documents and corporate records provided to us by WISeKey CH and that we have deemed necessary or appropriate for the opinion set forth below.

In addition, we have assumed, with your consent, that:

1.	The Merger will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, and the Merger will be effective under the laws of Switzerland and the British Virgin Islands; and

Patterson Belknap Webb & Tyler LLP        1133 Avenue of the Americas, New York, NY 10036         T 212.336.2000         F 212.336.2222

WISeKey International Holding AG

June [  ], 2026

2.	All factual statements, descriptions, representations, warranties and assumptions contained in any of the documents referred to herein or otherwise made available to us are true, complete and correct in all respects and will remain true, complete and correct in all respects at all times (without regard to any qualifications as to knowledge or belief), and no actions have been taken or will be taken that are inconsistent with such factual statements, descriptions, representations, warranties or assumptions, or which make any such factual statements, descriptions, representations, warranties or assumptions untrue, incomplete, or incorrect.

Based on the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the caption “U.S. Federal Income Tax Consequences—Consequences of the Merger,” it is our opinion that, under current U.S. federal income tax law, the Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	Our opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder, and applicable judicial and administrative authorities, all as in effect on the date hereof. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, except as expressly set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Registration Statement and the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all steps of the Merger are not consummated in accordance with the terms described in the Registration Statement and the Merger Agreement, or all of the factual statements, descriptions, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement in connection with the references to this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

Patterson Belknap Webb & Tyler LLP

By:
Name: Title: Partner